EXHIBIT 99.2
MEC [LOGO OMITTED]
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                                                       Magna Entertainment Corp.

                                                       337 Magna  Drive
                                                       Aurora, Ontario,
                                                       Canada  L4G 7K1



                   MEC ANNOUNCES THE SALE OF COLONIAL DOWNS
                MANAGEMENT ARRANGEMENT TO COLONIAL DOWNS, L.P.

August 18, 2005, Aurora, Ontario, Canada and New Kent, Virginia - Magna Entertainment Corp. ("MEC") (NASDAQ: MECA; TSX: MEC.SV.A) and Colonial Downs, L.P. ("Colonial LP") today announced that they have entered into an agreement under which Colonial LP will acquire all of the outstanding shares of Maryland-Virginia Racing Circuit, Inc. ("MVRC"), a subsidiary of MEC. MVRC has operated Colonial Downs, a thoroughbred and standardbred horserace track in New Kent, Virginia, pursuant to a management agreement with Colonial LP in place since April 1996. This management agreement is MVRC's sole material asset. The sale is subject to approval of the Virginia Racing Commission, which approval the parties intend to request at the Commission's next regularly scheduled meeting on September 7, 2005. Under the terms of the agreement, Colonial LP will pay MEC, through its subsidiaries, US$7 million on closing and US$3 million by way of one-year interest-bearing demand note. Colonial LP will also pay MVRC's prorated 2005 management fees and repay approximately $145,000 plus accrued interest under an existing outstanding promissory note. MEC will further participate with Colonial LP in certain new ventures in Virginia, if and as they materialize.

"We have enjoyed a lengthy and productive relationship with the team at Colonial Downs but this sale of our management arrangement will enable us to continue to refocus our resources on a strategic goal of delivering prime racing content, developing our US gaming potential, and expanding our signal delivery and wagering capability within North America and internationally," stated W. Thomas Hodgson, President and Chief Executive Officer of MEC. "We have agreed with Colonial LP that we will continue to have the use of the Colonial Downs signal and we hope to include that signal within our growing domestic and international distribution network."

Jeffrey P. Jacobs, Chairman of Colonial LP, stated "We are appreciative of MEC for their hard work in helping to grow Colonial Downs and we look forward to a continued relationship with them and to building on the foundation that has been laid."

About Magna Entertainment Corp.
-------------------------------

MEC is North America's largest owner and operator of horse racetracks, based on revenue. It develops, owns and operates horse racetracks and related pari-mutuel


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                                                                  EXHIBIT 99.2


wagering operations, including off-track betting facilities. Additionally, MEC owns and operates XpressBet(R), a national Internet and telephone account wagering system, and Horse Racing TV(TM), a 24-hour horse racing television network, as well as RaceONTV and Magnabet internationally.


About Colonial Downs, L.P.
--------------------------

Colonial Downs, L.P. is a wholly owned subsidiary of Jacobs Entertainment, Inc., a geographically diversified gaming and pari-mutuel wagering company with properties in Colorado, Nevada, Louisiana and Virginia. Jacobs Entertainment, Inc. is owned by the Cleveland, Ohio and North Palm Beach, Florida based Jacobs family. Colonial Downs, L.P. owns the Colonial Downs racetrack in New Kent, Virginia and seven satellite wagering facilities located across Virginia.



For more information contact:

Brian J. Budden
Vice President, Corporate Development
Magna Entertainment Corp.
337 Magna Drive
Aurora, Ontario  L4G 7K1
Telephone: (905) 726-7076
Website: www.magnaent.com